UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.3)*


                              PLATO LEARNING, INC.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    72764Y100
                              --------------------
                                 (CUSIP Number)

                                October 24, 2008
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                               CUSIP NO. 72764Y100




1)       NAME OF REPORTING PERSON

Quaker Capital Management Corporation
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                          25-1495646
                                                      -----------

2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)    [  ]
                                                                     (b)    [  ]
3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION         Commonwealth of
                                                      Pennsylvania
                                                      -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                    0
                                                       ---------

         6)       SHARED VOTING POWER                  657,287
                                                       ---------

         7)       SOLE DISPOSITIVE POWER               0
                                                       ---------

         8)       SHARED DISPOSITIVE POWER             657,287
                                                       ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                      657,287
                                                       ---------
10)      CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]


11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                             2.74%
                                                       ------

12) TYPE OF REPORTING PERSON                           IA
                                                       ------



                               Page 2 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 72764Y100


1)       NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                          25-1778076
                                                      -----------

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)    [  ]
                                                                     (b)    [  ]
3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware
                                                      -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                   0
                                                      ---------

         6)       SHARED VOTING POWER                 0
                                                      ---------

         7)       SOLE DISPOSITIVE POWER              0
                                                      ---------

         8)       SHARED DISPOSITIVE POWER            0
                                                      ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                     0
                                                      ---------
10)      CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]



11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                            0%
                                                      ------

12)      TYPE OF REPORTING PERSON                     PN
                                                      ------


                               Page 3 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 72764Y100



1)       NAME OF REPORTING PERSON

Quaker Premier, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                          25-1778068
                                                      -----------

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)    [  ]
                                                                     (b)    [  ]
3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware
                                                      -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                   0
                                                      ---------

         6)       SHARED VOTING POWER                 0
                                                      ---------

         7)       SOLE DISPOSITIVE POWER              0
                                                      ---------

         8)       SHARED DISPOSITIVE POWER            0
                                                      ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                     0
                                                      ---------

10)      CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]


11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                            0%
                                                      ------

12)      TYPE OF REPORTING PERSON                     PN
                                                      ------


                               Page 4 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 72764Y100

1)       NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                          11-3667966
                                                      -----------

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)    [  ]
                                                                     (b)    [  ]
3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware
                                                      -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                   0
                                                      ---------

         6)       SHARED VOTING POWER                 0
                                                      ---------

         7)       SOLE DISPOSITIVE POWER              0
                                                      ---------

         8)       SHARED DISPOSITIVE POWER            0
                                                      ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                     0
                                                      ---------

10)      CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]


11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                            0%
                                                      ------

12)      TYPE OF REPORTING PERSON                     PN
                                                      ------


                               Page 5 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 72764Y100


1)       NAME OF REPORTING PERSON

Quaker Premier II, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                          30-0135937
                                                      -----------

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)    [  ]
                                                                     (b)    [  ]
3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware
                                                      -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                   0
                                                      ---------

         6)       SHARED VOTING POWER                 0
                                                      ---------

         7)       SOLE DISPOSITIVE POWER              0
                                                      ---------

         8)       SHARED DISPOSITIVE POWER            0
                                                      ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                     0
                                                      ---------

10)      CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                            0%
                                                      ---------

12)      TYPE OF REPORTING PERSON                     PN
                                                      ---------



                               Page 6 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 72764Y100


1)       NAME OF REPORTING PERSON

Mark G. Schoeppner
-------------------------------------



2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)    [  ]
                                                                     (b)    [  ]
3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION         United States
                                                      of America
                                                      -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                   0
                                                      ---------

         6)       SHARED VOTING POWER                 0
                                                      ---------

         7)       SOLE DISPOSITIVE POWER              0
                                                      ---------

         8)       SHARED DISPOSITIVE POWER            0
                                                      ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                     0
                                                      ---------

10)      CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES   [ X ]

         Mark G. Schoeppner disclaims beneficial ownership of 657,287 shares of the Issuer's common stock owned by various investment advisory clients of Quaker Capital Management Corporation.

11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                            0%
                                                      ---------

12)      TYPE OF REPORTING PERSON                     IN
                                                      ------



                               Page 7 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 72764Y100




Item 1.

         (a)      Name of Issuer

                  PLATO LEARNING, INC.
                  --------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  10801 Nesbitt Avenue South, Bloomington, MN  55437
                  --------------------------------------------------------------
Item 2.

         (a)      Names of Persons Filing

                  Quaker Capital Management Corporation
                  Quaker Capital Partners I, L.P.
                  Quaker Capital Partners II, L.P.
                  Quaker Premier, L.P.
                  Quaker Premier II, L.P.
                  Mark G. Schoeppner
                  --------------------------------------------------------------

         (b)      Address of Principal Business Office or, if none, Residence

                  601 Technology Drive, Suite 310, Canonsburg,
                  Pennsylvania  15317
                  --------------------------------------------------------------

         (c)      Citizenship

                  Quaker Capital Management Corporation - Pennsylvania
                                                          Corporation

                  Quaker Capital Partners I, L.P. - Delaware partnership
                  Quaker Capital Partners II, L.P.- Delaware partnership
                  Quaker Premier, L.P. - Delaware partnership
                  Quaker Premier II, L.P. - Delaware partnership
                  Mark G. Schoeppner - United States citizen
                  --------------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  ------------------------------------------------------

         (e)      CUSIP Number

                  72764Y100
                  ------------------------------------------------------



                               Page 8 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 72764Y100


Item 3. If this statement is filed pursuant to ss. ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)   /   /  Broker of dealer registered under section 15 of the Act;

     (b)  /   /   Bank as defined in section 3(a)(6) of the Act;

     (c)  /   /   Insurance company as defined in section 3(a)(19) of the   Act;

     (d)  /   /   Investment   company   registered   under   section   8 of the
                  Investment Company Act of 1940;

     (e)  / X /   An investment adviser in accordance with
                  ss.240.13d-1(b)(l)(ii)(E);

     (f)  /   /   An employee benefit plan or endowment fund in accordance  with
                  ss.240.13d-1(b)(1)(ii)(F);

     (g)  /   /   A parent holding company or control person in accordance  with
                  ss.240.13d-1(b)(1)(ii)(G);

     (h)  /   /   A savings association as   defined   in   Section 3(b)  of the
                  Federal Deposit Insurance Act;

     (i)  /   /   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14)of the Investment
                  Company Act of 1940;

     (j)  /   / Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.         Ownership
                ---------

         Quaker Capital Management Corporation:

         (a)   Amount Beneficially Owned: 657,287

               The filing of this report shall not be construed as an admission that Quaker Capital Management Corporation is, for purposes of
               Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Management


                               Page 9 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 72764Y100

               Corporation disclaims beneficial ownership of all 657,287 shares covered by this Schedule 13G/A.

         (b)   Percent of Class: 2.74%

         (c)

           (i)   Sole power to vote or direct the vote: 0

           (ii)  Shared power to vote or direct the vote: 657,287

           (iii) Sole power to dispose or direct the disposition of: 0

           (iv)  Shared power to dispose or direct the disposition of: 657,287

         Quaker Capital Partners I, L.P.:

         (a)   Amount Beneficially Owned: 0

         (b)   Percent of Class: 0%

         (c)

           (i)   Sole power to vote or direct the vote: 0

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 0

           (iv)  Shared power to dispose or direct the disposition of: 0

         Quaker Premier, L.P.:

         (a)   Amount Beneficially Owned: 0

         (b)   Percent of Class: 0%

         (c)

           (i)   Sole power to vote or direct the vote: 0

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 0


                              Page 10 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 72764Y100

           (iv)  Shared power to dispose or direct the disposition of: 0

         Quaker Capital Partners II, L.P.:

         (a)   Amount Beneficially Owned: 0

         (b)   Percent of Class: 0%

         (c)

           (i)   Sole power to vote or direct the vote: 0

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 0

           (iv)  Shared power to dispose or direct the disposition of: 0

         Quaker Premier II, L.P.:

         (a)   Amount Beneficially Owned: 0

         (b)   Percent of Class: 0%

         (c)

           (i)   Sole power to vote or direct the vote: 0

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 0

           (iv)  Shared power to dispose or direct the disposition of: 0

         Mark G. Schoeppner:

         a)    Amount Beneficially Owned: 0

               The filing of this report shall not be construed as an admission that Mark G. Schoeppner is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Mark G. Schoeppner disclaims beneficial ownership of all 657,287 shares covered by this Schedule 13G/A.


                              Page 11 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 72764Y100


         (b)   Percent of Class: 0%

         (c)

           (i)   Sole power to vote or direct the vote: 0

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 0

           (iv)  Shared power to dispose or direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following:        X
                                                                      ----------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

          All 657,287 of the shares with respect to which this report is filed are owned by a variety of investment advisory clients of Quaker Capital Management Corporation, which clients are entitled to receive dividends on and the proceeds from the sale of such shares. No client is known to own more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification



                              Page 12 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 72764Y100


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.















                              Page 13 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 72764Y100


October 31, 2008                    QUAKER CAPITAL MANAGEMENT CORPORATION

                                    /s/ Mark G. Schoeppner
                                    --------------------------------------------
                                    Mark G. Schoeppner, President


                                    QUAKER CAPITAL PARTNERS I, L.P.

                                    By:  Quaker Premier, L.P., its general
                                         partner

                                         By: Quaker Capital Management
                                             Corporation, its general partner


                                         By: /s/ Mark G. Schoeppner
                                             -----------------------------------
                                             Mark G. Schoeppner
                                             President


                                    QUAKER PREMIER, L.P.

                                    By:  Quaker Capital Management Corporation,
                                         its general partner


                                         By: /s/ Mark G. Schoeppner
                                             -----------------------------------
                                             Mark G. Schoeppner
                                             President


                                    QUAKER CAPITAL PARTNERS II, L.P.

                                    By:  Quaker Premier II, L.P., its general
                                         partner

                                         By: Quaker Capital Management
                                             Corporation, its general partner


                                         By: /s/ Mark G. Schoeppner
                                             -----------------------------------
                                             Mark G. Schoeppner
                                             President


                              Page 14 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 72764Y100


                                    QUAKER PREMIER II, L.P.

                                    By:  Quaker Capital Management  Corporation,
                                         its general partner


                                         By: /s/ Mark G. Schoeppner
                                             -----------------------------------
                                             Mark G. Schoeppner
                                             President



                                    /s/ Mark G. Schoeppner
                                    --------------------------------------------
                                    Mark G. Schoeppner








                              Page 15 of 15 Pages